Exhibit 4.4

Kyndryl 2026 Employment Inducement Equity Incentive Plan

1.	Objectives.

The Kyndryl 2026 Employment Inducement Equity Incentive Plan (the “Plan”) is intended to provide inducement grants as a material incentive to selected newly hired employees of the Company pursuant to the employment inducement award exemption under New York Stock Exchange Listed Company Manual Section 303A.08. This objective is accomplished by making long-term incentive and other awards under the Plan, thereby providing the Participants with a proprietary interest in the growth and performance of the Company.

2.	Definitions.

(a)    “Award” – The grant of any form of stock option, stock appreciation right, cash award or stock award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.

(b)    “Award Agreement” – An agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, limitations and restrictions applicable to an Award.

(c)    “Beneficial Ownership” – Beneficial ownership within the meaning of Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(d)    “Board” – The Board of Directors of Kyndryl.

(e)    “Cause” – As determined by the Company, the occurrence of any of the following: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company; (iv) failure to adhere to the Company’s corporate codes, policies or procedures; (v) a breach of any employment agreement, intellectual property agreement, or Award Agreement, which breach is not cured to the Company’s satisfaction within a reasonable period of time after notice of the breach is delivered to the Participant (no notice and cure period is required if the breach cannot be cured as determined by the Company); (vi) failure to perform duties or follow management direction, which failure is not cured to the Company’s satisfaction within a reasonable period of time after notice of the failure is delivered to the Participant (no notice or cure period is required if the failure to perform cannot be cured as determined by the Company); (vii) violation of any statutory, contractual or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (viii) rendering of services for any organization or engaging directly or indirectly in any business that is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; or (ix) acceptance of an offer to Engage in or Associate with any business that is or becomes competitive with the Company; provided, however, that the mere failure to achieve performance objectives shall not constitute Cause.

(f)    “Change in Control” – Except to the extent the applicable Award Agreement or the Committee provides otherwise, the first to occur of any of the following events:

i.	the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock (including shares of Common Stock issuable upon the exercise of stock options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such shares of Common Stock, in each case then-outstanding) or (B) the combined voting power of the then-outstanding voting securities of Kyndryl entitled to vote in the election of Directors (the “Outstanding Voting Securities”), but excluding any acquisition by the Company or by any employee benefit plan sponsored or maintained by the Company;

ii.	a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through election or nomination for election approved by a valid vote of at least a majority of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;

iii.	the approval by the stockholders of Kyndryl of a plan of complete dissolution or liquidation of Kyndryl; or

iv.	the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Kyndryl or (y) any of its subsidiaries, but in the case of this clause (y) only if Outstanding Voting Securities are issued or issuable (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of Kyndryl to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares of Common Stock into which the Outstanding Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

(g)    “Code” – The Internal Revenue Code of 1986, as amended from time to time. References to any section of (or rule promulgated under) the Code shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(h)    “Common Stock” or “stock” – Authorized and issued or unissued common stock of Kyndryl, at such par value as may be established from time to time.

(i)     “Committee” – The committee of the Board designated by the Board to administer the Plan.

(j)     “Company” – Kyndryl and its affiliates and subsidiaries, including subsidiaries of subsidiaries and partnerships and other business ventures in which Kyndryl has a controlling equity interest.

(k)    “Director” – Any member of the Board.

(l)     “Disability” – A condition deemed by the Company to render the Participant disabled and eligible for benefits under the terms of the Kyndryl Long-Term Disability Plan (or any successor plan or similar plan of the Company).

(m)  “Effective Date” – July 30, 2026.

(n)    “Engage in or Associate with” – Means and includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. This also includes engagement or association as a stockholder or investor during the course of employment with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a competitor of the Company following the termination of the Participant’s employment with the Company.

(o)   “Exchange Act” – The U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(p)    “Fair Market Value” – The average of the high and low prices of Common Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Common Stock were made on said exchange on that date, the average of the high and low prices of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange or, if otherwise determined by the Committee, another reasonable method of determining the fair market value of a share of Common Stock.

(q)    “Inducement Award” – An Award that is intended to qualify as an employment inducement award within the meaning of NYSE Listed Company Manual Rule 303A.08 and is granted as a material inducement to the applicable Participant’s entering into employment with the Company.

(r)     “Kyndryl” – Kyndryl Holdings, Inc.

(s)    “NYSE” – The New York Stock Exchange.

(t)    “Participant” – An individual to whom an Award has been made under the Plan. Awards may be made to any individual who is newly hired by the Company and eligible to receive an Inducement Award.

(u)    “Performance Period” – A period established by the Committee over which one or more of the performance criteria referenced in Section 6 shall be measured pursuant to the grant of Awards (whether such Awards take the form of stock, stock units or equivalents). Performance Periods may overlap one another.

(v)    “Permitted Transferee” – A Person to whom an Award may be transferred in accordance with Section 10.

(w)   “Person” – A “person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of Kyndryl in substantially the same proportions as their ownership of shares of Common Stock of Kyndryl.

(x)    “Substitute Award” – An Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a stock option or stock appreciation right; provided, further, that any Substitute Award granted under the Plan must qualify as an Inducement Award.

3.	Common Stock Available for Awards.

The number of shares of Common Stock that may be issued under the Plan for Awards granted wholly or partly in stock is 1,700,000, as may be adjusted pursuant to Section 14 (the “Share Capacity”). Shares of Common Stock may be made available from the authorized but unissued shares of Kyndryl or from shares held in Kyndryl’s treasury and not reserved for some other purpose. For purposes of determining the number of shares of Common Stock issued under the Plan, no shares shall be deemed issued nor reduce the Share Capacity until they are actually delivered to a Participant, or such other person permitted by Section 10. Shares of Common Stock covered by Awards that either wholly or in part are not earned, or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, shall be available for future issuance under Awards. However, shares of Common Stock tendered to or withheld by Kyndryl in connection with the exercise of stock options or SARs, or the payment of tax withholding on any Award, shall not be available for future issuance under Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan.

4.	Administration.

The Plan shall be administered by the Committee, which shall have full discretionary powers to select the Participants, to interpret the Plan, to grant waivers of Award restrictions, to continue, accelerate or suspend exercisability, vesting or payment of an Award and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers include, but are not limited to, the adoption of modifications, amendments, procedures, sub-plans and the like as necessary to comply with provisions of the laws and regulations of the countries in which the Company operates in order to assure the viability of Awards granted under the Plan and to enable the Participants, regardless of where employed, to receive advantages and benefits under the Plan and such laws and regulations. In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Company. No director, officer or agent of the Company shall be liable for any action or determination taken or made or omitted in good faith under the Plan. All authority granted to the Committee is also authority held by the Board, and all references to Committee shall include the Board to the extent the Board exercises authority under the Plan.

5.	Delegation of Authority.

The Committee may delegate to officers of Kyndryl any of its duties, powers and authorities under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee or the Board may select, and grant Awards to, Participants who are subject to Section 16 of the Exchange Act. Notwithstanding the foregoing, only the Committee or the Board may grant Inducement Awards to Participants under this Plan.

6.	Awards.

The Committee shall determine the type or types of Awards to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, vesting and performance requirements, and limitations applicable to each Award. Each Award shall be an Inducement Award, and the applicable Award Agreement shall state that the Award is granted as a material inducement to the Participant’s entering into employment with the Company pursuant to the employment inducement award exemption under NYSE Listed Company Manual Rule 303A.08. Awards may include but are not limited to those listed in this Section 6. Awards may be granted singly, in combination or in tandem.

(a)    Stock Option – A grant of a right to purchase a specified number of shares of Common Stock the exercise price of which shall be not less than 100% of Fair Market Value on the date of grant of such right, as determined by the Committee, provided that, in the case of a Substitute Award, the exercise price may be the same as the purchase or designated price of the substituted award. Each stock option granted to a Participant shall expire at such time as determined by the Committee at the time of grant; provided, however, no stock option shall be exercisable on or after the 10th anniversary of its date of grant. Any stock option granted under this Plan will be in the form of a nonqualified stock option which shall be subject to applicable terms, conditions and limitations established by the Committee.

(b)   Stock Appreciation Right – A right to receive a payment, in cash or Common Stock or a combination thereof, equal in value to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the stock appreciation right (a “SAR”) is exercised over the grant price of the SAR, which shall not be less than 100% of the Fair Market Value on the date of grant of such SAR, as determined by the Committee, provided that, in the case of a Substitute Award, the exercise price may be the same as the purchase or designated price of the substituted award; provided, however, no SAR shall be exercisable on or after the 10th anniversary of its date of grant.

(c)   Stock Award – An Award made in stock or denominated in units of stock. An Award made in stock or denominated in units of stock that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an Award of “Restricted Stock” or “Restricted Stock Units”.

All or part of any Award described above may be subject to conditions established by the Committee, and as set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates and other measurements of performance, engagement or attainment of goals. In addition, the Committee may retain the discretion to reduce or eliminate the amount payable with respect to an Award upon attainment of the applicable measurements of performance and may determine how such measurements are calculated for the applicable Performance Period.

By accepting an Award, a Participant shall be deemed to have accepted and agreed to the terms and conditions of the Plan and the applicable Award Agreement. The Committee may require that a Participant promptly execute and return to the Company the applicable Award Agreement evidencing the Participant’s acceptance of and agreement to the terms and conditions of the Plan and the applicable Award as a condition precedent to any Common Stock becoming issuable or deliverable by the Company pursuant to the applicable Award. The Committee may require any individual receiving shares pursuant to an Award to represent and warrant in writing that the individual is acquiring the shares for investment and without any present intention to sell or distribute such shares.

7.	Payment of Awards.

Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine. Further, with Committee approval, payments may be deferred, either in the form of installments or as a future lump-sum payment, in accordance with such procedures or a separate plan as may be established from time to time by the Company. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or the Committee, may require the payment to be forfeited in accordance with the provisions of Section 13. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock (other than stock options or SARs), subject to such terms, conditions and restrictions as the Committee may establish; provided, that, notwithstanding anything herein to the contrary, any dividends or dividend equivalents payable with respect to any Award or any portion of an Award may only be paid to the Participant to the extent the vesting conditions applicable to such Award or portion thereof are subsequently satisfied, and any dividends or dividend equivalents with respect to any Award or any portion thereof that does not become vested shall be forfeited. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in stock or units of stock.

8.	Stock Option Exercise.

The price at which shares of Common Stock may be purchased under a stock option shall be paid in full in cash at the time of the exercise or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award or through any other method specified in an Award Agreement or by the Committee, or any combination thereof. The Committee shall determine acceptable methods of tendering Common Stock or other Awards and may impose such conditions on the use of Common Stock or other Awards to exercise a stock option as it deems appropriate.

9.	Tax Withholding.

The Company shall have the right to withhold from wages, from amounts otherwise payable to the Participant, or from the payment or settlement of any Award, or may otherwise require the Participant to pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, local and foreign tax withholding that in the opinion of the Company is required by law. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan and up to the withholding amounts determined by the Company to be required by law, a number of shares for payment of taxes or to take such other action as may be necessary as determined by the Company to satisfy all obligations for withholding of such taxes. The Company may, at its discretion, delay the delivery of shares or cash otherwise deliverable to a Participant in connection with the settlement of an Award until such time as arrangements have been made to ensure the remittance of all taxes due from the Participant in connection with the Award.

10.	Transferability.

No Award shall be transferable or assignable, or payable to or exercisable by, anyone other than the Participant to whom it was granted, except (a) by law, will or the laws of descent and distribution, (b) as a result of the Disability of a Participant or (c) that the Committee (in the form of an Award Agreement or otherwise) may permit transfers of Awards by gift or otherwise to a member of a Participant’s immediate family or trusts whose beneficiaries are members of the Participant’s immediate family, or to such other persons or entities as may be approved by the Committee including, but not limited to, pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Notwithstanding the foregoing, in no event shall an Award be transferred for value other than by will or by the laws of descent and distribution.

Subject to procedures of the Company established by the Committee, the Participants may, from time to time, name beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in case of a Participant’s death before such Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative. In the event of the death or Disability of a Participant, the Participant’s estate, beneficiaries or representative, as the case may be, shall have the rights and duties of the Participant, if any, under the applicable Award Agreement.

11.	Amendment, Modification, Suspension or Discontinuance of the Plan.

The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Plan and all Awards granted hereunder are intended to be granted under, and to satisfy the requirements of, the employment inducement award exemption under NYSE Listed Company Manual Rule 303A.08 and, accordingly, any amendment, modification, suspension or termination of the Plan shall not require stockholder approval except to the extent stockholder approval would otherwise be required under the rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan (and shall continue to be subject to the terms of the Plan as in effect as of immediately prior to the applicable amendment), and rights under Awards shall not be materially impaired by any amendment of an Award, unless the Participant consents in writing; provided, however, that no consent is required if the Committee determines in its sole discretion and prior to a Change in Control that such amendment is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law, regulation or stock exchange listing requirement or to avoid adverse tax or financial accounting consequences. A cancellation of an Award where the Participant receives a payment equal in value to the fair value of the vested Award or, in the case of vested stock options or SARs, the difference between the fair value and the exercise price, shall not be an impairment of the Participant’s rights that requires consent of the Participant.

12.	Termination of Employment.

If the employment of a Participant terminates with the Company, all unvested Awards shall be canceled immediately, except to the extent the Award Agreement or the Committee provides otherwise. Except as otherwise may be provided in an Award Agreement, the Participant, or such other person permitted by Section 10, may exercise stock options and SARs (to the extent that the Participant was entitled to exercise such stock option or SAR as of the date of termination) until the earlier of (x) the date 90 days following the termination of employment and (y) the expiration of the term of the stock option or SAR as set forth in the applicable Award Agreement, after which time the stock option or SAR shall terminate.

13.	Cancellation and Rescission of Awards/Clawback.

(a)    Except to the extent the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any Detrimental Activity. For purposes of this Section 13, “Detrimental Activity” shall include: (i) the rendering of services, for any organization or engaging directly or indirectly in any business that is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use other than in the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s Agreement Regarding Confidential Information and Intellectual Property (or similar agreement with the Company), relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Company’s Agreement Regarding Confidential Information and Intellectual Property (or similar agreement with the Company), all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in or could result in termination of the Participant’s employment for Cause; (v) a violation of any rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Conduct Guidelines; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere that would impede such employee’s service to the Company or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company that would interfere with such customer, supplier or partner’s business with the Company; or (vii) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company.

(b)   To the extent requested by the Company, upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of paragraphs (a)(i) - (vii) of this Section 13 prior to, or during the Rescission Period, then any exercise, payment or delivery may be rescinded within two years after such exercise, payment or delivery. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company. As used herein, “Rescission Period” shall mean that period of time established by the Committee which shall not be less than 6 months after any exercise, payment or delivery pursuant to an Award.

(c)    To the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or the rules and regulations of the securities exchange or inter-dealer quotation service on which the shares of Common Stock are listed or quoted, or pursuant to any written policy adopted by the Company (including the Company’s Clawback Policy and the Company’s Financial Restatement Clawback Policy), Awards shall be subject (including on a retroactive basis) to clawback, forfeiture, recoupment or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements).

14.	Adjustments.

In the event of any change in the outstanding Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee shall adjust proportionately: (a) the number of shares of Common Stock (i) available for issuance under the Plan and (ii) covered by outstanding Awards denominated in stock or units of stock; (b) the exercise and grant prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. Notwithstanding the foregoing, in the event of any change in the outstanding Common Stock by reason of a stock split or a reverse stock split, the above-referenced proportionate adjustments, if applicable, shall be mandatory. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments in the number and kind of shares and the exercise, grant and conversion prices of the affected Awards as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

In addition, the Committee may, upon at least 10 days’ advance notice to the affected Participants, cancel any outstanding Award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such Awards based upon the price per share of Common Stock (in the case of a Change in Control, the price received or to be received by other stockholders of Kyndryl in the transaction constituting the Change in Control), and it being understood that any stock option or SAR having a per-share exercise or hurdle price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor. Notwithstanding the above, the Committee shall exercise such discretion over the timing of settlement of any Award subject to Section 409A of the Code as needed to comply with Section 409A of the Code.

15.	Effect of a Change in Control on Awards.

Except to the extent otherwise provided in an Award Agreement or any applicable employment, change-in-control, severance or other agreement between a Participant and the Company with respect to an Award held by such Participant, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary (except Section 11):

(a)   If the acquirer or successor company in such Change in Control has agreed to provide for the substitution, assumption, exchange or other continuation of Awards granted pursuant to the Plan, then, if a Participant’s employment with the Company is terminated by the Company without Cause (and other than due to death or Disability) on or within 24 months following a Change in Control, then, with respect to any substituted, assumed, exchanged or otherwise continued Awards outstanding as of such termination of employment (i) all such awards that are stock options or SARs shall become immediately exercisable with respect to 100% of the shares of Common Stock subject to such stock options and SARs, and (ii) any restricted period (and any other time-based vesting conditions) shall expire immediately with respect to 100% of the shares of Restricted Stock and shares underlying Restricted Stock Units and any other Awards held by such Participant; further, any performance-based vesting conditions applicable to any Award outstanding as of the consummation of the Change in Control shall be deemed achieved as of the consummation of the Change in Control at the higher of target achievement level or actual performance achievement as determined by the Committee through the date of the consummation of the Change in Control.

(b)   If the acquirer or successor company in such Change in Control has not agreed to provide for the substitution, assumption, exchange or other continuation of Awards granted pursuant to the Plan, then, (i) all stock options and SARs outstanding as of the consummation of the Change in Control shall become immediately exercisable with respect to 100% of the shares of Common Stock subject to such stock options and SARs, and (ii) the restricted period (and any other time-based vesting conditions) shall expire immediately with respect to 100% of the shares of Restricted Stock and shares underlying Restricted Stock Units and any other Awards outstanding as of the consummation of the Change in Control; further, any performance-based vesting conditions applicable to any Award outstanding as of the consummation of the Change in Control shall be deemed achieved as of the consummation of the Change in Control at the higher of target achievement level or actual performance achievement as determined by the Committee through the date of the consummation of the Change in Control.

16.	Section 409A of the Code.

(a)   It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and the Company shall not have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(b)   Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(c)   In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder, or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

17.	Employees Based Outside of the United States.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or that are applicable to the Participants, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which subsidiaries of Kyndryl shall be covered by the Plan; (b) determine which employees outside of the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to the Participants outside of the United States to comply with applicable foreign laws; (d) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, and any sub-plans and modifications to Plan terms and procedures established by the Committee shall be attached to the Plan document as appendices; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

18.	Miscellaneous.

(a)   Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer of Kyndryl in writing, and shall become effective when it is received.

(b)   The Plan shall be unfunded, and the Company shall not be required to establish any special account or fund or to otherwise segregate or encumber assets to ensure payment of any Award.

(c)   Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements or plans, subject to stockholder approval if such approval is required, and such arrangements or plans may be either generally applicable or applicable only in specific cases.

(d)   No Participant shall have any claim or right to be granted an Award under the Plan and nothing contained in the Plan shall be deemed or be construed to give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time without regard to the effect such discharge may have upon the Participant under the Plan. Except to the extent otherwise provided in any plan or in an Award Agreement, no Award under the Plan shall be deemed compensation for purposes of computing benefits or contributions under any other plan of the Company.

(e)    With respect to shares subject to an Award, a Participant shall not be deemed to be a stockholder of Kyndryl, and the Participant shall not have any of the rights or privileges of a stockholder of Kyndryl, until shares of Common Stock have been issued to the Participant.

(f)     Shares acquired under the Plan shall be subject to the Company’s Insider Trading Policy to the extent applicable to a Participant.

(g)   To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including, without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) and (ii) permit the Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

(h)   The Plan and each Award Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. Any dispute arising under or relating to the Plan and each Award Agreement shall be resolved by final and binding arbitration administered by JAMS in New York, New York pursuant to its applicable rules and governed by the Federal Arbitration Act. Judgment on any arbitration award may be entered in any court having jurisdiction thereof. Except to the extent otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the state and federal courts located in New York County or Westchester County, New York for purposes of enforcing any such arbitration award and irrevocably waive any objection to the venue of any such proceeding, including any objection that such proceeding has been brought in an inconvenient forum.

(i)    In the event that a Participant or the Company brings an action to enforce the terms of the Plan or any Award Agreement and the Company prevails, the Participant shall pay all costs and expenses incurred by the Company in connection with that action, including reasonable attorneys’ fees, and all further costs and fees, including reasonable attorneys’ fees incurred by the Company in connection with collection.

(j)    The Committee (including, for the avoidance of doubt, any officers to whom it may delegate authority) shall have full discretionary power and authority to interpret the Plan and to make any determinations thereunder, including determinations under Section 13, and the Committee’s (or such officer’s) determinations shall be binding and conclusive. Determinations made by the Committee (or any such officer) under the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

(k)    If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(l)     The Plan shall become effective on the Effective Date.